Exhibit 99.1

PRESS RELEASE: The Carlyle Group Completes Acquisition of NBTY, Inc. for $4 Billion

Dow Jones & Company, Inc. — October 1, 2010

The Carlyle Group Completes Acquisition of NBTY, Inc. for $4 Billion

NEW YORK and RONKONKOMA, N.Y., Oct. 1 /PRNewswire-FirstCall/ — Global alternative asset manager The Carlyle Group and NBTY, Inc., a leading global manufacturer and marketer of nutritional supplements, today announced that Carlyle has completed its $4 billion acquisition of NBTY.

Pursuant to the terms of the merger agreement, NBTY’s stockholders are entitled to receive $55.00 in cash, without interest, less any applicable withholding taxes, for each share of NBTY common stock owned by them. As a result of the merger, NBTY’s common stock will no longer be listed for trading on the New York Stock Exchange.

Stockholders of record will receive a letter of transmittal and instructions on how to surrender their shares of NBTY common stock in exchange for the merger consideration. Stockholders of record should wait to receive the letter of transmittal before surrendering their shares.

Equity capital for the transaction came from Carlyle Partners V, a $13.7 billion U.S. buyout fund, and Carlyle Europe Partners III, a euro 5.4 billion European buyout fund, and debt financing was provided by a syndicate of banks led by BofA Merrill Lynch, Barclays Capital and Credit Suisse.

BofA Merrill Lynch and Centerview Partners LLC served as financial advisors to NBTY, and Sullivan & Cromwell LLP served as legal advisor to NBTY. Barclays Capital and Credit Suisse served as financial advisors to Carlyle, and Latham & Watkins LLP served as Carlyle’s legal advisor.

About NBTY, Inc.

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world.  Under a number of NBTY and third party brands, the Company offers over 25,000 products, including products marketed by the Company’s Nature’s Bounty(R) (www.NaturesBounty.com), Vitamin World(R) (www.VitaminWorld.com), Puritan’s Pride(R) (www.Puritan.com), Holland & Barrett(R)

(www.HollandAndBarrett.com), Rexall(R) (www.Rexall.com), Sundown(R) (www.SundownNutrition.com), MET-Rx(R) (www.MetRX.com), Worldwide Sport Nutrition(R) (www.SportNutrition.com), American Health(R) (www.AmericanHealthUS.com), GNC (UK)(R) (www.GNC.co.uk), DeTuinen(R) (www.DeTuinen.nl), LeNaturiste(TM) (www.LeNaturiste.com), SISU(R) (www.SISU.com), Solgar(R) (www.Solgar.com), Good ‘n’ Natural(R) (www.goodnnatural.com), Home Health(TM) (www.homehealthus.com), Julian Graves, Ester-C(R) (www.Ester-C.com) and Natural Wealth (www.naturalwealth.com) brands. NBTY routinely posts information that may be important to investors on its web site.

About The Carlyle Group

The Carlyle Group is a global alternative asset manager with $90.6 billion of assets under management committed to 66 funds as of June 30, 2010. Carlyle invests across three asset classes — private equity, real estate and credit alternatives — in Africa, Asia, Australia, Europe, North America and South America focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, financial services, healthcare, industrial, infrastructure, technology & business services and telecommunications & media. Since 1987, the firm has invested $61.2 billion of equity in 983 transactions. The Carlyle Group employs more than 880 people in 19 countries. In the aggregate, Carlyle portfolio companies have more than $84 billion in revenue and employ more than 398,000 people around the world. www.carlyle.com

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President & Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

SOURCE NBTY, Inc.

CONTACT: Harvey Kamil, President & Chief Financial Officer, NBTY, Inc.; or Carl Hymans, G.S. Schwartz & Co., +1-212-725-4500, carlh@schwartz.com Web site: http://www.nbty.com

END Dow Jones Newswires

10-01-10 0924ET